Exhibit 10.1

EMPLOYMENT AGREEMENT

by and between

   GULFMARK OFFSHORE, INC.

and

   JAMES M. MITCHELL

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of May 30, 2013 (this “Agreement”), by and between James M. Mitchell (the “Executive”) and GulfMark Offshore, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company has hired the Executive as Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, the Company desires to encourage the attention and dedication to the Company of the Executive as a member of the Company’s management, in the best interests of the Company and the entities controlled by, or under common control with the Company (the “Affiliates”);

WHEREAS, the Company and the Executive desire to enter into an employment agreement (the “Employment Agreement”);

WHEREAS, the Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided; and

WHEREAS, contemporaneously with entering into this Agreement, the Company and the Executive are entering into a change of control agreement (the “Change of Control Agreement”);

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Employment and Term. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. The period of employment of the Executive by the Company hereunder (the “Employment Period”) shall commence on May 30, 2013 (the “Effective Date”) and shall end on the Executive’s Date of Termination (as defined in Section 7(b) hereof). The term of this Agreement (the “Term”) shall commence on the Effective Date and shall end on December 31, 2015; provided however, that the Term shall be extended for one additional year to the extent that, prior to June 30, 2015 with respect to the extension on December 31, 2015, and each anniversary of June 30, thereafter with respect to each subsequent annual extension, (i) the Company or the Executive shall not have given notice not to extend the Term, and (ii) the Executive shall not have incurred a termination of employment with the Company.

2.     Position and Duties.

(a)     As of the Effective Date, the Executive shall serve as Executive Vice President and Chief Financial Officer in which capacity the Executive shall perform the usual and customary duties of such offices, which shall be those normally inherent in such capacities in companies of similar size and character as the Company and its Affiliates. The Executive agrees and acknowledges that, in connection with his employment relationship with the Company, when reasonably requested by the Chief Executive Officer, the Executive shall also be required to perform the usual and customary duties of any executive with the title of Executive Vice President and Chief Financial Officer with companies of similar size and character as the Company and its Affiliates. The Executive agrees and acknowledges that such duties and/or responsibilities may increase or decrease as required by the Company whether or not such duties are within the scope of the Executive’s duties on the Effective Date. Executive shall report to the highest ranking executive officer of the Company (or if the Company ceases to be the ultimate parent company, the highest ranking executive officer at such ultimate parent company) and any deviation from such reporting structure shall be considered to be a material breach of this Agreement. The Executive agrees and acknowledges that, in connection with his employment relationship with the Company the Executive owes fiduciary duties to the Company and will act accordingly.

(b)     During the Employment Period, the Executive agrees to devote substantially his full time, attention and energies to the Company’s business and agrees to faithfully and diligently endeavor to the best of his ability to further the best interests of the Company. The Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Subject to the covenants of Section 9 herein, this shall not be construed as preventing the Executive from investing his own assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made. Further, subject to Section 9 herein, the Executive may serve as a director of other companies, if such service is approved by the Chief Executive Officer which approval will not be unreasonably withheld so long as such service is not detrimental to the Company, does not interfere with the Executive’s service to the Company and does not present the Executive with a conflict of interest. The Company expressly acknowledges that the Executive has disclosed and the Company, and Chief Executive Officer, has approved Executive’s current and continuing service in two chairman directorship positions.

(c)     In keeping with the Executive’s fiduciary duties to the Company, the Executive agrees that he shall not, directly or indirectly, become involved in any conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, the Executive agrees that he shall promptly disclose to the Chief Executive Officer of the Company any facts which might involve any reasonable possibility of a conflict of interest, or be perceived as such.

(d)     Circumstances in which a conflict of interest on the part of the Executive would or might arise, and which should be reported immediately by the Executive to the Chief Executive Officer of the Company, include, but are not limited to, the following: (i) ownership of a material interest in, acting in any capacity for, or accepting directly or indirectly any payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which the Company does business; (ii) misuse of information or facilities to which the Executive has access in a manner which will be detrimental to the Company’s interest; (iii) disclosure or other misuse of Confidential Information (as defined in Section 9); (iv) acquiring or trading in, directly or indirectly, other properties or interests connected with the design, manufacture or marketing of products designed, manufactured or marketed by the Company; (v) the appropriation to the Executive or the diversion to others, directly or indirectly, of any opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and (vi) the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company or its dealers and distributors or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the Company or its dealers or distributors.

(e)     Further, the Executive covenants, warrants and represents that he shall:

(i)     devote his full and best efforts to the fulfillment of his employment obligations;

(ii)    exercise the highest degree of fiduciary loyalty and care and the highest standards and conduct in the performance of his duties; and

(iii)   endeavor to prevent any harm, in any way, to the business or reputation of the Company.

(f)     For purposes of this Section 2, the determination of whether any matter or transaction constitutes a conflict of interest hereunder shall be made solely by the Board of Directors of the Company (the “Board”) in its reasonable discretion; provided, however, any matter or transaction that is permitted by or otherwise in compliance with the terms and conditions of all applicable ethics, conflict of interest or similar written policies of the Company in effect at the time of such determination shall not be a conflict of interest hereunder. The determination of whether any matter or transaction is permitted by or otherwise in compliance with the terms and conditions of such policies shall be made solely by the Board in its reasonable discretion.

3.     Place of Performance. In connection with the Executive’s employment by the Company, the Executive’s principal business address shall be at the Company’s principal executive offices located within 75 miles of the central business district of Houston, Texas (the “Principal Place of Employment”).

4.     Compensation and Related Matters.

(a)     Base Salary. During the Employment Period, the Company shall pay the Executive an annual base salary (“Base Salary”) in an amount that shall be established from time to time by the Company, payable in approximately equal installments in accordance with the Company’s customary payroll practices. The Base Salary is currently $320,000 annually. The Company shall review the Executive’s Base Salary at least annually during the Employment Period. The Executive’s Base Salary may be increased but not decreased during the Employment Period.

(b)     Bonuses. During the Employment Period, the Executive shall be eligible to participate in the GulfMark Offshore, Inc. Incentive Compensation Plan (or any applicable successor plan) (the “Incentive Plan”). The bonus opportunity afforded the Executive pursuant to this Section 4(b) may vary from year to year and any bonus earned thereunder (the “Annual Bonus”) shall be paid at a time and in a manner consistent with the Company’s customary practices. The target Annual Bonus for the Executive for a year shall be an amount equal to 100 percent (100%) of the amount of the Executive’s Base Salary that is earned by the Executive during such year. The Executive’s actual bonus payouts under the Incentive Plan will be determined by the Compensation Committee and contingent upon the achievement of predetermined performance goals established and certified by the Compensation Committee and shall be subject to the terms of the Incentive Plan.

(c)     Equity-Based Compensation and Performance Awards. During the Employment Period, the Executive shall be eligible to receive equity-based compensation awards and performance awards on substantially similar terms and conditions no less favorable than awards made to the other senior executive officers of the Company.

As the Executive’s initial award, during 2013 the Compensation Committee shall grant to the Executive an award of 16,000 shares of restricted stock, under the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan (the “LTI Plan”) which shall become 100 percent (100%) vested on the three (3) year anniversary of the Effective Date subject to the Executive’s continued employment with the Company. The terms of such grant, when made, shall be set forth in a written award agreement.

In addition, during the Term, for 2013 and annually thereafter, at the time the Compensation Committee makes annual grants of equity awards to executive officers, the Company may grant long-term incentive compensation award opportunities (such as restricted stock, restricted stock units and/or stock options) under the LTI Plan or a successor plan approved by the stockholders of the Company, having such target grant date value of 200 percent (200%) of the amount of the Executive’s annualized Base Salary then in effect. Such grants shall be subject to such performance and service conditions as the Compensation Committee may determine in its sole discretion. For purposes hereof, the grant date value shall be determined in the same manner as grant date values are determined by the Compensation Committee with respect to long-term incentive awards made to executive officers of the Company generally. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the Executive shall forfeit and must repay to the Company any compensation awarded under the LTI Plan or a successor plan approved by the stockholders of the Company to the extent specified in any of the Company’s recoupment policies established or amended (now or in the future) in compliance with the rules and standards of the Securities and Exchange Commission Committee under or in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(d)     Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Such payments under this Section 4(d) shall be made in accordance with the Company’s expense reimbursement policy. The parties intend and agree that a reimbursement deadline under any applicable policy is not to be extended as a result of the following sentence which is included solely for the purpose of complying with Section 409A. The Company shall pay the Executive the amount of such expenses by the last day of the Executive’s taxable year following the taxable year in which the Executive incurred such expenses. The expenses that are subject to reimbursement pursuant to this Section 4(d) shall not be limited as a result of when the expenses are incurred. The amount of expenses eligible for reimbursement pursuant to this Section 4(d) during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive. The right to reimbursement pursuant to this Section 4(d) is not subject to liquidation or exchange for another benefit.

(e)     Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its other senior executive officers, including without limitation the GulfMark Offshore, Inc. Deferred Compensation Plan and the GulfMark Offshore, Inc. 401(k) Plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 4(e), or in-kind benefits provided, during the Executive’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive. The Executive’s right to reimbursement or in-kind benefits pursuant to this Section 4(e) shall not be subject to liquidation or exchange for another benefit.

(f)     Vacation. During the Employment Period, after 2013 the Executive shall be entitled to vacation in accordance with the Company’s vacation policy in effect from time to time; provided that during the Term the Executive shall be entitled to a minimum of three (3) weeks of vacation annually (including for the remainder of calendar year 2013).

5.     Offices. Subject to Sections 2, 3 and 4 hereof, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Company’s subsidiaries and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of any of the Company’s subsidiaries.

6.     Termination. The Employment Period shall end in the event of a termination of the Executive’s employment in accordance with any of the provisions of Section 6 or 7, and the Term shall expire in the event of a termination of Executive’s employment by the Company for Cause or by the Executive without Good Reason, in each case, on the Executive’s Date of Termination. Otherwise the Term shall expire as set forth in Section 1.

(a)     Death. The Executive’s employment hereunder shall terminate upon his death.

(b)     Disability. If, as a result of the Executive’s “Disability,” as that term is defined in 29 C.F.R. sec. 1630.2(g) (or any subsequent amendment thereto), the Executive is unable to perform the essential functions of his position, with or without reasonable accommodation, for ninety (90) consecutive days, the Company may terminate the Executive’s employment, provided the Company allows the Executive thirty (30) days following Notice of Termination (as defined in Section 7(a) hereof) to return to the performance of the essential functions of his position, with or without accommodation. Such Notice of Termination may be sent during the 90-day period.

(c)     Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” shall mean (i) the willful and continued failure by the Executive to substantially perform his duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured to the Board’s satisfaction within a reasonable period after written notice thereof to Executive, (ii) the Executive being convicted of or a plea of nolo contendere to the charge of a felony (other than a felony involving a traffic violation or as a result of vicarious liability), (iii) the commission by the Executive of a material act of dishonesty or breach of trust resulting or intending to result in personal benefit or enrichment to the Executive at the expense of the Company, or (iv) an unauthorized absence from employment that is not cured to the Board’s satisfaction within five (5) days after written notice thereof to Executive. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was not in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the membership of the Board at a meeting of the Board (after reasonable notice and an opportunity for the Executive, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in clauses (i), (ii), (iii) or (iv) of the second sentence of this paragraph and specifying the particulars thereof in detail.

(d)      Good Reason. The Executive may terminate his employment hereunder for “Good Reason”. “Good Reason” for the Executive’s termination of employment shall mean the occurrence, without the Executive’s prior written consent, of a material breach by the Company of any provision of this Agreement; provided, that the Company shall have thirty (30) business days from the date on which the Company receives the Executive’s Notice of Termination for Good Reason to remedy any such occurrence otherwise constituting Good Reason. Notwithstanding any provision of this Agreement to the contrary, the Executive shall not be treated as having terminated his employment for a Good Reason event if he incurs a Separation From Service more than one year following the initial existence of the particular Good Reason condition or if he has not given the Company written notice of the Good Reason condition within ninety (90) days after the initial existence of the Good Reason condition.

(e)     Termination of Agreement. Either party hereto may terminate this Agreement and the employment of the Executive at any time by giving the Chief Executive Officer of the Company or the Executive, as the case may be, no less than thirty (30) days’ prior written notice, in accordance with Section 7 hereof, of such party’s intent to so terminate this Agreement and the employment of the Executive.

7.     Termination Procedure.

(a)     Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)     Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated pursuant to Section 6(a) above, the date of the Executive’s death, (ii) if the Executive’s employment is terminated pursuant to Section 6(b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive’s employment is terminated pursuant to Section 6(c) above, the date specified in the Notice of Termination, which date may be no earlier than the date the Executive is given notice in accordance with Section 12 hereof, (iv) if the Executive’s employment is terminated pursuant to Section 6(d) above, the date on which a Notice of Termination is given or any later date (within thirty (30) days of the date of such Notice of Termination) set forth in such Notice of Termination and (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall be not later than thirty (30) days following the date on which Notice of Termination is given; provided, that, if within ten (10) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning such termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding and final arbitration award.

8.     Compensation upon Termination or During Disability.

(a)     Benefit Obligation and Accrued Obligation Defined. For purposes of this Agreement, payment of the “Benefit Obligation” shall mean payment by the Company to the Executive (or his designated beneficiary or legal representative, as applicable), when due, of all vested benefits to which the Executive is entitled under the terms of the employee benefit plans and compensation arrangements in which the Executive is a participant as of the Date of Termination and the payment of all expense reimbursements to which the Executive is entitled under Section 4(d). For the avoidance of doubt, the Executive’s benefits under the GulfMark Offshore, Inc. 401(k) Plan shall not be subject to a mandatory six-month delay in payment pursuant to Section 409A as such plan is exempt from Section 409A. “Accrued Obligation” means the sum of (1) the Executive’s Base Salary through the Date of Termination for periods through but not following his Separation From Service (as defined in Section 8(b) below) and (2) any accrued vacation pay earned by the Executive, in each case, to the extent not theretofore paid.

(b)     Death. Following the termination of the Executive’s employment pursuant to Section 6(a) hereof, the Company shall pay to the Executive (or his estate or legal representative, if applicable):

(i)     the Accrued Obligation; and

(ii)    the Executive’s Base Salary through the Date of Termination for periods following his Separation From Service, to the extent not theretofore paid.

In the event of the termination of the Executive’s employment pursuant to Section 6(a) the Company shall pay the Executive or his estate the Accrued Obligation within thirty (30) days after the date of termination of the Executive’s employment.

In the event of the termination of the Executive’s employment pursuant to Section 6(a) the Company shall pay the Executive’s estate the amounts required pursuant to Section 8(b)(ii) within sixty (60) days after the Date of Termination. For purposes of this Agreement, the term “Separation From Service” shall have the meaning ascribed to such term in Section 409A. The term “Specified Employee” means a person who is a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Compensation Committee.

Neither the Executive nor his estate shall be permitted to specify the taxable year in which a payment described in this Section 8(b) shall be paid.

In the event of the termination of the Executive’s employment pursuant to Section 6(a) the Company shall pay the Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

(c)     By the Company for Cause. If during the Term the Executive’s employment is terminated by the Company pursuant to Section 6(c) hereof, the Company shall pay to the Executive the Accrued Obligation within thirty (30) days following the Date of Termination. The Company shall pay to the Executive his Base Salary for periods following his Separation From Service, to the extent not theretofore paid, within thirty (30) days following his Separation From Service if he is not a Specified Employee or on the date that is six months following his Separation From Service if he is a Specified Employee. Following such payments, the Company shall have no further obligations to the Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay the Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

(d)     By the Executive Without Good Reason. If during the Term the Executive terminates his employment for any reason other than Good Reason, the Company shall pay to the Executive the Accrued Obligation within thirty (30) days following the Date of Termination. The Company shall pay to the Executive his Base Salary for periods following his Separation From Service, to the extent not theretofore paid, within thirty (30) days following his Separation From Service if he is not a Specified Employee or on the date that is six months following his Separation From Service if he is a Specified Employee. Following such payments, the Company shall have no further obligations to the Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay the Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements. The Executive shall not have breached this Agreement if he terminates his employment for any reason.

(e)     By the Company Without Cause or as a Result of Disability or by the Executive for Good Reason. If during the Term the Executive’s employment is terminated by the Company without Cause or due to the Executive’s Disability, or if the Executive terminates his employment for Good Reason , then, subject to Section 19:

(i)     The Company shall pay to the Executive, at the times specified in Section 8(e)(vi) below, the following amounts:

(A)     the Accrued Obligation;

(B)     the Executive’s Base Salary through the Date of Termination for periods following his Separation From Service, to the extent not theretofore paid;

(C)     a lump sum in cash equal to two (2) times the Executive’s Base Salary (at the rate in effect as of the Date of Termination);

(D)     a lump sum in cash equal to the undiscounted value of the employer contributions or credits the Company would have made to the GulfMark Offshore, Inc. 401(k) Plan and the GulfMark Offshore, Inc. Deferred Compensation Plan (including but not limited to matching contributions, and not including elective deferrals by the Executive) on behalf of the Executive had the Executive continued in the employ of the Company for a period of one year after the Employment Termination Date, assuming for this purpose that (i) the Executive’s earned compensation per year during that one-year period of time was the Executive’s Base Salary in effect on the Date of Termination; (ii) the Executive had, during such two year period, made the maximum elective deferrals permitted under the GulfMark Offshore, Inc. 401(k) Plan, and the contribution, deferral, credit and accrual percentages made under the GulfMark Offshore, Inc. Deferred Compensation Plan, by and on behalf of the Executive during the one-year period, were the same percentages in effect on the Date of Termination; and (iii) the amounts of any legal limitations on benefits (such as section 401(a)(17) of the Code) are the same amounts as are in effect under the Code on the Date of Termination;

(E)     a lump sum in cash equal to the product of (x) the Executive’s Annual Bonus paid for the immediately preceding performance period and (y) a fraction, the numerator of which is the number of days during the Company’s then current fiscal year through the Date of Termination and the denominator of which is 365; and

(F)     a lump sum in cash equal to twelve (12) times the monthly premium amount(s) for group medical continuation coverage for the Executive, his spouse and eligible dependents who were covered under group medical plan(s) of the Company immediately prior to the Date of Termination determined by utilizing the applicable COBRA premium rates for such Company group medical plan(s) for the month in which the Date of Termination occurs.

(ii)     For a period of six (6) months after the date of the Executive’s Separation From Service, the Company shall promptly reimburse the Executive for reasonable outplacement services incurred by him that are not in excess of $20,000 in the aggregate.

(iii)     Any and all then outstanding stock options and restricted stock awards previously granted to the Executive by the Company shall become fully exercisable and vested.

(iv)     Payments to the Executive of the amounts under clauses (i)(C), (i)(D), (i)(E) and (i)(F) of this Section 8(e) (other than Accrued Obligations) are contingent upon the Executive’s execution and delivery of a release substantially in the form of Exhibit A hereto by the deadline established by the Company. The Executive will not be paid the remuneration described in clauses (i)(C), (i)(D), (i)(E) and (i)(F) of this Section 8(e), and the Executive shall forfeit any right to such remuneration, unless (I) the Executive has executed and delivered the release, and (II) any statutory revocation period for revoking such release shall have expired (in the case of both clause (I) and clause (II)) on or prior to the payment commencement date for such remuneration specified in clause (vi) of this Section 8(e).

(v)     The Executive shall not be permitted to specify the taxable year in which any payment described in this Section 8(e) shall be made to him.

(vi)    The Company shall pay the Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements. The Company shall pay the Executive the amounts specified in Section 8(e)(i)(A) within thirty (30) days after the Date of Termination. The Company shall pay or provide to the Executive the amounts or benefits specified in Sections 8(e)(i)(B), 8(e)(i)(C), 8(e)(i)(D), 8(e)(i)(E) and 8(e)(i)(F) 30 days following the date of the Executive’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee.

9.     Confidential Information; Non-Competition; Non-Solicitation.

(a)     Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates all trade secrets, confidential information, and knowledge or data relating to the Company and its Affiliates and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not have been or hereafter become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (hereinafter being collectively referred to as “Confidential Information”). For the avoidance of doubt, Confidential Information shall not include information that:

(i)     is already in Executive’s possession; provided that the information is not known by the Executive to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or any of its Affiliates,

(ii)    becomes generally available to the public other than as a result of a disclosure by the Executive, or

(iii)   becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its Affiliates or any of their respective directors, officers, employees, agents or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any of its Affiliates.

The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 9(a). The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment hereunder for any reason.

(b)     Non-Competition. During the Employment Period and for a period of one (1) year following the Date of Termination (such period following the Employment Period, the “Restricted Period”), the Executive shall not engage in Competition, as defined below, with the Company; provided, that it shall not be a violation of this Section 9(b) for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

For purposes of this Agreement, “Competition” by the Executive means the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization which has a material portion of its business that competes directly with the primary business of the Company in a geography where Company is active or reasonably plans to be active in the near term.

(c)     Non-Solicitation. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)     solicit from any customer doing business with the Company or any of its Affiliates as of the Date of Termination that is known to Executive, business of the same or of a similar nature to the business of the Company with such customer;

(ii)    solicit from any potential customer of the Company or any of its Affiliates that is known to the Executive business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company or any of its Affiliates, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to such Date of Termination;

(iii)   solicit the employment or services of any person who was known to be employed by or was a known full time consultant to the Company or any of its Affiliates upon the Date of Termination, or within six (6) months prior thereto; provided that the above shall expressly exclude (i) an outside professional service provider such as an attorney, a banker or an accountant and (ii) any person whose employment is terminated by the Company and is not solicited by Executive until after such termination and is not employed for at least 60 days after such termination; or

(iv)   otherwise knowingly interfere with the business or accounts of the Company or any of its Affiliates.

The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s Confidential Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 9 are reasonably necessary to protect the Company’s legitimate business interests and are designed to protect the Company’s Confidential Information and goodwill.

The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 9 are reasonably necessary for the protection of the Company’s legitimate business interests and are not oppressive or injurious to the public interest. The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 9 the Company shall be entitled to injunctive relief against the Executive’s activities to the extent allowed by law, and the Executive waives any requirement for the posting of any bond by the Company in connection with such action. The Executive further agrees that any breach or threatened breach of any of the provisions of Section 9(a) would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.

(d)     Publicity. The Executive agrees that the Company may use, and hereby grants the Company the nonexclusive and worldwide right to use, the Executive’s name, picture, likeness, photograph, signature or any other attribute of the Executive’s persona (all of such attributes are hereafter collectively referred to as "Persona") in any media for any advertising, publicity or other purpose at any time during his employment by the Company. The Executive agrees that such use of his Persona will not result in any invasion or violation of any privacy or property rights the Executive may have; and the Executive agrees that he will receive no additional compensation for the use of his Persona. The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his Persona by the Company shall be and are the sole property of the Company.

10.     Indemnification; Insurance. The Company shall indemnify the Executive to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company. Notwithstanding any other provision of this Agreement, to the extent that any payment under this Section 10 is not exempt from Section 409A pursuant to the application of Department of Treasury Regulation §1.409A-1(b)(10) or other applicable exemption (a “409A Payment”) the following provisions of this Section 2(g) shall apply with respect to such 409A Payment. Employer shall make a 409A Payment due under this Agreement at the time specified above in this Agreement. The parties intend and agree that such payment deadline is not to be extended as a result of the following sentence which is included solely for the purpose of complying with Section 409A. Employer shall make a 409A Payment by the last day of the taxable year of Employee following the taxable year in which such legal fees and expenses were incurred. The legal fees or expenses that are subject to reimbursement pursuant to this Agreement shall not be limited as a result of when the fees or expenses are incurred. The amounts of legal fees or expenses that are eligible for reimbursement pursuant to this Agreement during a given taxable year of the Indemnitee shall not affect the amount of expenses eligible for reimbursement in any other taxable year. The right to reimbursement pursuant to this Agreement is not subject to liquidation or exchange for another benefit.

11.     Successors; Binding Agreement.

(a)     Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)     Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

12.     Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Mr. James M. Mitchell

1232 Ridgeley Drive

Houston, Texas 77055

If to the Company:

GulfMark Offshore, Inc.

10111 Richmond Avenue, Suite 340

Houston, Texas 77042

Attention: Senior Vice President - Human Resources

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.     Amendment or Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board or its Compensation Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in Agreement.

14.     Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement, the Executive’s employment by the Company or the Executive’s compensation or benefits (a “Dispute”) shall be settled in accordance with the procedures described in this Section 14.

(a)     First, the parties shall attempt in good faith to resolve any Dispute promptly by negotiations between the Executive and executives or directors of the Company who have authority to settle the Dispute. Either party may give the other disputing party written notice of any Dispute not resolved in the normal course of business. Within five days after the effective date of that notice, the Executive and such executives or directors of the Company shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. The first of those meetings shall take place within thirty (30) days of the effective date of the disputing party’s notice. If the Dispute has not been resolved within sixty (60) days of the disputing party’s notice, or if the parties fail to agree on a time and place for an initial meeting within five days of that notice, either party may initiate mediation and arbitration of the Dispute as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiators shall be given at least three business days’ notice of that intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 14 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

(b)     Second, if the Dispute is not resolved through negotiation as provided in Section 14(a), either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral mediator, they shall seek the assistance of the American Arbitration Association in the selection process.

(c)     Any Dispute that has not been resolved by the non-binding procedures provided in Sections 14(a) and 14(b) within ninety (90) days of the initiation of the first of the procedures shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules of the American Arbitration Association or of such similar organization as the parties hereto may mutually agree; provided, that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate within thirty (30) days of the written request, the requesting party may initiate arbitration before the expiration of the period. The arbitration shall be conducted by three independent and impartial arbitrators. The Executive shall appoint one arbitrator, the Company shall appoint a second arbitrator, and a third arbitrator not appointed by the parties shall be appointed by the first two arbitrators selected. The arbitration shall be held in Houston, Harris County, Texas. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrators shall award the prevailing party in the arbitration its costs and expenses, including reasonable attorney’s fees, incurred in connection with the Dispute. The arbitrators shall not award any amount to either the Executive or the Company in excess of the compensation, employee benefits and indemnification amounts that the Company paid or should have paid to the Executive pursuant to this Agreement.

(d)     Notwithstanding the Dispute resolution provisions of this Section 14, either party may bring an action in a court of competent jurisdiction in an effort to enforce the provisions of this Section 14 and to seek injunctive relief to protect the party’s rights pending resolution of a Dispute pursuant to this Section 14, including, without limitation, the Company’s rights pursuant to Section 9 of this Agreement.

15.     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

16.     Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The obligations of the parties under Sections 8, 9, 10 and 14 hereof shall survive the expiration of the Term. The compensation and benefits payable to the Executive or his beneficiary under Section 8 of this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company other than the Change of Control Agreement and the Executive shall not be entitled to receive any benefits under Section 8 hereof if he has become eligible to receive benefits under the Change of Control Agreement.

17.     Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect throughout the Term. Should any one or more of the provisions of this Agreement be held to be excessive or unreasonable as to duration, geographical scope or activity, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the extent compatible with the applicable law.

18.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.     Release. In consideration of certain of the benefits and compensation which may be awarded to the Executive pursuant to Section 8 of this Agreement, the Executive hereby agrees to execute and be bound by, as a condition precedent to receiving said benefits and compensation, the Release attached hereto as Exhibit A, such Release being incorporated herein by reference.

20.     Compliance With Section 409A. It is intended that this Agreement shall comply with Section 409A. The provisions of this Agreement shall be interpreted and administered in a manner that complies with Section 409A.

21.     Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, as of the Effective Date, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; provided, that the Change of Control Agreement shall not be superseded hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of May 31, 2013

GULFMARK OFFSHORE, INC.

By: /s/ Quintin Kneen

Date: May 30, 2013

JAMES M. MITCHELL

/s/ J. Mitchell

Date: May 30, 2013

EXHIBIT A

RELEASE

The Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company (as defined in the Executive’s Employment Agreement) and its affiliated companies and their directors, officers, employees and representatives, (collectively "Releasees"), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses and/or expenses (including attorneys’ fees) of any nature whatsoever, whether known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended and the Age Discrimination in Employment Act of 1967, as amended, which the Executive claims to have against any of the Releasees (in each case, except as to indemnification provided by (a) the Executive’s Employment Agreement with the Company (as amended or superseded from time to time) and/or (b) by the Company’s bylaws and any indemnification agreement or arrangement permitted by Section 145 of the Delaware General Corporation Law and by directors, officers and other liability insurance coverages to the extent you would have enjoyed such coverages had you remained a director or officer of the Company). In addition, the Executive waives all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected the Executive’s settlement with the other person. The only exception to the foregoing are claims and rights that may arise after the date of execution of this Release, claims and rights arising under any employee benefit plan (including, but not limited to the GulfMark Offshore, Inc. Deferred Compensation Plan and the GulfMark Offshore, Inc. 401(k) Plan) and claims and rights arising under Section 8 of the Executive’s Employment Agreement.

The Executive understands and agrees that:

A.

He has a period of 21 days within which to consider whether he desires to execute this Agreement, that no one hurried him into executing this Agreement during that 21-day period, and that no one coerced him into executing this Agreement.

B.	He has carefully read and fully understands all of the provisions of this Agreement, and declares that the Agreement is written in a manner that he fully understands.

C.

He is, through this Agreement, releasing the Releasees from any and all claims he may have against the Releasees, and that this Agreement constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f).

D.	He declares that his agreement to all of the terms set forth in this Release is knowing and is voluntary.

E.	He knowingly and voluntarily intends to be legally bound by the terms of this Release.

F.	He was advised and hereby is advised in writing to consult with an attorney of his choice concerning the legal effect of this Release prior to executing this Release.

G.	He understands that rights or claims that may arise after the date this Agreement is executed are not waived.

H.

He understands that, in connection with the release of any claim of age discrimination, he has a period of seven days to revoke his acceptance of this Release, and that he may deliver notification of revocation by letter or facsimile addressed to the Senior Vice President - Human Resources of the Company, at 10111 Richmond Avenue, Suite 340, Houston, TX 77042, or (713) 963-0541. Executive understands that this Agreement will not become effective and binding with respect to a claim of age discrimination until after the expiration of the revocation period. The revocation period commences when Executive executes this Agreement and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which Executive executes this Agreement. Executive understands that if he does not deliver a notice of revocation before the end of the seven-day period described above, that this Agreement will become a final, binding and enforceable release of any claim of age discrimination. This right of revocation shall not affect the release of any claim other than a claim of age discrimination arising under federal law.

I.

He understands that nothing in this Agreement shall be construed to prohibit Executive from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

AGREED AND ACCEPTED, on this _____ day of ________________, _______.

JAMES M. MITCHELL ______________________________________